Riaz-ul-Hasan & Co.

BAR-AT-LAW

2A/I, 14th South Street, DHA, Phase
2, Karachi, Pakistan

Attorneys at Law
Supreme Court of Pakistan
Also at High Courts.

Standing Council of the
Govt. of Pakistan.

                                                    Date:     24th Nov/97.
                                                    Ref:      EGG/HO/769/97
                                                    Phone:    0300-232037
                                                    E-mail:   riaz@hotmail.com


         To Whom It May Concern:

         We have to certify that we are the lawful attorneys of Eastern General Group of Companies and we are also the authorized barristers of the group and as well as custodians of their finances with the authorities to disburse the funds against claims under their insurance policies without reference to the group but of course after full satisfaction as to correctness and authentication.

         We are also responsible & custodians to keep in safe custody the reinsurance treaties of the group companies and are allowed to answer any query in this regard, directly to the responsible authorities if necessary.


         /s/Riaz-ul-Hasan & Co
         Riaz-ul-Hasan & Co.

         BARRISTERS